Exhibit 23.12

Consent of Independent Auditors

We consent to the use of our report dated March 19, 2015, with respect to the balance sheet of Gonghe County Xinte Photovoltaic Co., Ltd. as of December 31, 2013 and the related statements of profit or loss and other comprehensive income, changes in equity, and cash flows for the period from April 28, 2013 (date of incorporation) to December 31, 2013, included herein and to the reference to our firm under the heading “Experts” in the prospectus.

/s/ KPMG Huazhen LLP

Shanghai, China

September 29, 2015